Agreement

(Series No.:yefj-2005-02)

Party A: Xi’an Yongchun Science & Technology Development Co., Ltd.

Party B: Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd.

Whereas,

1. Party A is constructing” Yongchun Science & Technology Industry Centre”, it locates Xi’an Hi-tech Industries Development Zone with good investment environment;

2. Party B is a specialized manufacturer for producing amorphous metal distribution transformer core (hereinafter referred to as “AMDT-core”) with most advanced technology, and they are planning to construct “product line of 5 thousand tons capability per year for AMDT-core”. (hereinafter referred to as “product line”)

3. The amorphous metal ribbon (hereinafter referred to as “ribbon”) is necessary raw material for making amorphous metal distribution transformer(hereinafter referred to as “AMDT”), which is the most advanced and energy-saving transformer nowadays, the perspective of potential market is prosperous. This project complies with the investment project of “ Yongchun Science & Technology Industry Centre”, it will be the largest AMDT-core production basis after it completed.

After friendly negotiation between Party A and Party B regarding “ Party B invest and establish the product line in Party A’s “Yongchun Science & Technology Industry Centre”, and made the agreement as follows:

1 The two parties agreed that Party B will invest and establish the product line in Party A’s “Yongchun Science & Technology Industry Centre”. Party A is responsible for designing the workshop(1600 square meter), office building and infrastructure( the detailed requirement of design will be provided by Party B) in this centre.

2. Party A agreed Party B can purchase the workshop with the favorable price RMB 2600/square meter after the completion of factory building; or Party B can lease the workshop( the rental fee is RMB25/squre meter per month at the first five years, and rental period is no less than 10 years.)

3. Party B should pay the construction fee RMB 4.9 million to Party A after signed this agreement within 30 days, this payment will be reversed the purchase fee ( rental fee) when Party B purchase or (rent) the workshop.

4. During the performance of this construction, Party A should return Party B’s construction fee if Party A failed to fulfill this agreement, and also should compensate for Party B’s loss based on 10% of the construction fee; if Party B failed to fulfill this agreement, Party A should return Party B’s construction fee, and also 20% of construction fee should be deducted by Party A as compensation for Party A’s losses.

5. The two parties promise they will follow the agreement, they will negotiate timely if any emergency occurred. If any supplementary agreement is need, they will make the supplementary agreement.

6. Any disputes, controversies or differences which may arise between two Parties shall be settled through negotiation. If failed to make a consent, the two Parties are entitled to sue for people’s court.

7. The agreement have 2 original, and it will be effective after signed and sealed by the two parties and also Party B’s construction fee is received by Party A.

Party A: Xi’an Yongchun Science & Technology Development Co., Ltd. (seal)
Representative:

Party B: Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd. (seal)
Representative:

August 20, 2005